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                                                                   EXHIBIT 10.33

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement"), is made this 23rd day of August, 1996, effective as of January 1, 1996 (the "Effective Date"), by and between THE PROFIT RECOVERY GROUP INTERNATIONAL I, INC., a Georgia corporation (the "Company") and DAVID A. BROOKMIRE, a resident of the State of Georgia (the "Employee").

                                  WITNESSETH:

     WHEREAS, the Company desires to retain Employee to provide services to the Company and its Affiliates (as defined in Section 23 below), and Employee desires to provide his services to the Company pursuant to the terms and conditions that follow;

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     1. EMPLOYMENT. Employee shall serve as Senior Vice President -- Human Resources of the Company. Employee agrees to apply Employee's full time efforts to the position and to perform Employee's work at all times to the best of Employee's ability and at the direction of the Chief Executive Officer of the Company. Employee will render to the Company at regular intervals set by the Company, reports and accounting of the status and progress of any work Employee is performing.

     2. TERM. The initial term of this Agreement shall commence on January 1, 1996, and shall continue until December 31, 1996, unless sooner terminated as hereinafter provided. Unless otherwise terminated pursuant to Section 11 hereof, this Agreement shall automatically renew on a year-to-year basis at the end of the initial term and each subsequent renewal term unless either party gives written notice of non-renewal to the other at least ninety (90) days prior to the end of the initial term or a renewal term. The initial term of this Agreement and any subsequent one-year renewal period shall be deemed a "Term Year."

     3. SCOPE OF THE COMPANY'S ACTIVITIES. Employee acknowledges and agrees that the Company conducts the following business in the following territories:

          (a) Scope of the Company's Business. The Company is engaged in the business of auditing accounts payable, paid bill files, promotional and demonstrator agreements, personal property, real estate, sales and use tax and other taxes, common area maintenance charges, telephone and other utilities, sales promotion, advertising and cosmetic wage/commission agreements of its Clients, as hereinafter defined, to identify and document for subsequent charge back or credit over-payments and/or under deductions (collectively, the "Audit Activities"), and rendering management counseling services associated with the Audit Activities (collectively, the "Business of the Company").

          (b) Location of the Company's Business. The Company actively conducts business with its clients (herein referred to as "Clients") throughout the United States, Australia, Belgium, Canada, France, Germany, Great Britain, Hong Kong, Indonesia, Malaysia, Mexico, Netherlands, New Zealand, Singapore, Taiwan, and Thailand. The address of the Company's principal office in Atlanta, Georgia where Employee provides substantially all of his services on behalf of the Company is 2300 Windy Ridge Parkway, Suite 100, North, Atlanta, Cobb County, Georgia 30339-8426 (the "Principal Office").

     4. COMPENSATION. For services rendered by Employee under this Agreement during the term hereof, Employee shall be entitled to receive the compensation and benefits set forth in Sections 10, 11 and 12 hereof and in that certain Compensation Agreement by and between Employee and the Company (the "Compensation Agreement"), which provides in part that as of the Effective Date Employee's Base Salary (as defined therein) is One Hundred Twenty Thousand and No/100 ($120,000.00) Dollars exclusive of Ten Thousand and No/100 ($10,000.00) Dollars of salary to be deferred in accordance therewith, subject to any future amendment of the Compensation Agreement.
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     5. STOCK OPTION.  Employee and The Profit Recovery Group International,
Inc., a Georgia corporation ("PRGX"), are party to one or more separate stock option agreements in accordance with which Employee has been granted non-qualified options to purchase PRGX Common Stock under the 1996 Stock Option Plan (the "Plan").

     6. SPECIFIC ACKNOWLEDGMENTS. Employee acknowledges that the Company has expended and will continue to expend substantial time, money, effort and other resources to develop its goodwill, clients, business sources and relationships and that the Company has a legitimate business interest in protecting same. In connection with Employee's employment by the Company as herein provided, the Company will introduce Employee to its Clients, business sources and relationships and will expend considerable time, effort and capital to train Employee in the business of the Company. Employee further acknowledges that, by virtue of Employee's employment with the Company, Employee will be in a position of substantial responsibility and authority and will have frequent and substantial contact with certain of the Company's Clients and business sources and relationships. Employee further acknowledges that in Employee's capacity, Employee will be privy to certain confidential information, Company secrets and proprietary information not generally known or available to the Company's competitors or the general public.

     (a) Agreement Not to Compete -- Competing Businesses. Employee covenants and agrees that during Employee's employment by the Company and for a period of eighteen (18) months after the termination of Employee's employment for any reason whatsoever, of such employment, he will not, without the prior written consent of the Company signed by the President of the Company, directly or indirectly, (i) for himself or (ii) as a consultant, management, supervisory or executive employee or owner of a Competing Business, as hereinafter defined, or
(iii) as an independent contractor for a Competing Business, engage in any business, within a radius of thirty (30) miles of the Principal Office, for which Employee provides services which are the same or substantially similar to his duties as Employee as herein described.

     (b) Agreement Not to Solicit Clients. Employee covenants and agrees that during Employee's employment by the Company and for a period of eighteen (18) months after termination of Employee's employment for any reason whatsoever, Employee will not, without the prior written consent of the Company signed by the President of the Company, directly or indirectly, on Employee's behalf or on behalf of a Competing Business, as hereinafter defined, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any of the Company's Clients for whom Employee performed services or otherwise had direct contact, influence and/or responsibility during the twenty-four (24) month period immediately preceding the termination of Employee's employment with the Company (or such shorter period if Employee is employed for less than 24 months) for the purpose of providing services of the type identified in Section 3(a) hereof. Employee's covenants pursuant to this subsection (b) shall also apply to prospective customers of the Company with respect to which Employee participated in soliciting on behalf of the Company during the twenty-four (24) month period immediately preceding the termination of Employee's employment with the Company (or such shorter period if Employee is employed for less than 24 months).

     (c) Agreement Not to Solicit Employees or Contractors. Employee covenants and agrees that during Employee's employment by the Company and for a period of eighteen (18) months after termination of Employee's employment for any reason whatsoever, Employee will not, without the prior written consent of the Company signed by the President of the Company, directly or indirectly, on Employee's behalf or on behalf of others, solicit, entice, persuade or induce, or attempt to solicit, entice, persuade or induce any person who is actively employed by, or is performing services as an independent contractor for, the Company and (i) who was employed by, or was performing services as an independent contractor for, the Company at any time during which Employee was employed by the Company and (ii) who reported to Employee or was within Employee's chain of responsibility, or (iii) who had regular contact with Employee, to terminate his or her employment or contractual arrangement with the Company or to become employed or engaged by any person, firm or entity other than the Company, or approach any such person for any of the foregoing purposes or authorize or assist in the taking of any such action by any third party.

     (d) Proprietary Information. All Proprietary Information, as hereinafter defined, and all physical embodiments thereof received or developed by Employee or disclosed to Employee while employed by the

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Company is confidential to and is and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned to Employee by the Company, Employee will hold such Proprietary Information in trust and in the strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Proprietary Information or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent any Proprietary Information disclosed to or developed by Employee to lose its character or cease to qualify as Proprietary Information. The confidentiality requirements and use restrictions contained in this subsection shall survive any termination of Employee's employment with the Company but shall not apply (i) to any information that falls into the public domain through no fault of Employee, or (ii) to Proprietary Information which is not Trade Secrets, as hereinafter defined, when a period of five (5) years has expired following the termination of Employee's employment with Company. Upon request by the Company, and in any event upon termination of Employee's employment with the Company for any reason, Employee will promptly deliver to the Company all property belonging to the Company, including without limitation all Proprietary Information (and all physical embodiments thereof) then in Employee's custody, control, or possession.

     (e) Contracts or Other Agreements with Former Employer or
Business. Employee agrees that Employee will provide to the Company, upon the execution of this Agreement, a copy of the pertinent portions of any employment agreement or similar document executed by Employee with a former employer or any other business. Employee warrants and represents that (i) the execution and delivery of this Agreement by Employee and the performance of the obligations, covenants and agreements contained herein, do not and will not conflict with or result in any breach or violation of any of the terms and provisions of any agreement, judgment, order, statute or other instrument or restriction of any kind with respect to which Employee is bound, and (ii) Employee is not subject to any restrictive covenant agreement, covenant not to compete, nonsolicitation agreement or other agreement that would prohibit Employee from carrying out Employee's duties hereunder.

     (f) Definitions. - "Competing Business" means any business organization of whatever form engaged, either directly or indirectly, in any business or enterprise which is the same as, or substantially the same as, the Business of the Company, as defined in Section 2(a) hereof.

     - "Proprietary Information" means information related to the Company or its Affiliates or clients (i) which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (ii) which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Such Proprietary Information shall include information in any form or media and shall not necessarily be in writing. Proprietary Information also includes information which has been disclosed to the Company or its Affiliates by a third party and which the Company or its Affiliates are obligated to treat as confidential. Trade Secrets means Proprietary Information which meets the foregoing criteria and which is also deemed to be a "Trade Secret" as that term is defined in the Georgia Trade Secrets Act of 1990, O.C.G.A. sec. 10-1-760, et. seq., including but not limited to technical and nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, and lists of actual or potential customers and suppliers. Proprietary Information may or may not be marked by the Company or its Affiliates as "proprietary" or "secret" or with other words or markings of similar meaning, and the failure of the Company to make such notations upon the physical embodiments of any Proprietary Information shall not affect the status of such information as Proprietary Information.

     7. OWNERSHIP BY COMPANY. All software, computer diskettes, CDs, video tapes, literature, cassettes, photographs, prints, slides, records, notes, files, memoranda, reports, audit reports, price lists, client lists, documents, and all copies thereof, equipment, and apparatus and like items relating to the business of the Company, Proprietary Information or Trade Secrets which shall be prepared by Employee or which shall be disclosed to or which shall come into Employee's possession shall be and remain the sole and exclusive property of the Company. Employee agrees that, upon the termination of employment with the Company for any reason whatsoever, or at any other time upon request, Employee will promptly deliver to the Company the originals and all copies of any of the foregoing that are in Employee's possession, custody or control, and any other property belonging to the Company.
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     8. INVENTIONS.  Employee agrees that, during the term of this Agreement,
Employee has a continuing duty to disclose to the Company any invention, improvement, discovery, process, formula, code, program, system or method (collectively, "Inventions") developed or being developed by Employee any time during the term of Employee's employment, either solely by Employee or jointly with others, whether or not such Inventions are assignable to the Company as set forth below. Any Invention which Employee has conceived or made or may conceive or make at any time while employed by the Company, either solely by Employee or jointly with others, (a) which relate in any way to the actual Business of the Company, or (b) which relate in any way to the actual or anticipated research or development of the Company, or (c) which are suggested by or result from any task assigned to Employee on behalf of the Company, shall be the sole and exclusive property of the Company, and Employee hereby assigns to the Company any right, title or interest Employee may have to such Invention. Furthermore, any such Invention shall constitute Proprietary Information as set forth above. At the request and expense of the Company, Employee will execute and deliver all documents and will do such other acts as may be in the Company's opinion necessary or desirable to secure to the Company or its nominee all right, title and interest in and to any such Invention. The provisions of this Section shall be binding upon Employee's heirs, legal representatives, successors and assigns.

     9. COPYRIGHTS. Employee understands that any original works of authorship fixed in tangible form, including, without limitation, computer software and manuals, advertising material, and training material, prepared by Employee, either solely or jointly with others, within the scope of Employee's employment by the Company, constitute works made for hire as provided by law, so that such works are owned by the Company. If, for any reason, a work of authorship by Employee created during the term of Employee's employment by the Company and related to the Business of the Company is considered other than a work for hire, then Employee hereby assigns all Employee's right, title and interest in copyrights to such works of authorship to the Company.

     10. INSURANCE AND BENEFITS. (a) Subject to Employee being insurable at standard rates as of the commencement of employment (or when coverage is applied for, as applicable) and to the availability of such coverage from the Company's customary insurance providers, the Company shall (i) obtain on Employee's behalf life, disability, hospitalization and medical insurance coverage in accordance with the Company's standard group coverage, (ii) pay the premiums, or reimburse Employee for premiums paid, to obtain, coverage as described below in addition to the Company's standard group coverage in accordance with the Company's standard policies and procedures: (A) basic term life insurance policy at the best available rates for a fifteen (5) year level term type product, but not higher than standard nonsmoker rates, in an amount of coverage equal to One Million ($1,000,000) Dollars, and (B) disability income insurance coverage, which, when added to the standard group coverages, will provide a monthly benefit of sixty (60%) percent of the sum of (x) Employee's current Base Salary,
(y) any amount of Bonus (as defined in the Compensation Agreement) payable to Employee, without adjustment or deduction for any Bonus amount the payment of which was deferred pursuant to this Agreement for the Term Year preceding the Term Year in which the disability occurs, and (z) any amount of salary for the Term Year in which the disability occurs, the payment of which was deferred pursuant to this Agreement, and (iii) share the cost of Employee's health insurance premiums in accordance with the Company's standard employee policies and procedures. The Company will reimburse Employee for any amount incurred in connection with an annual physical examination not covered by insurance.

     (b) Employee shall be provided an annual automobile allowance of Eight Thousand and No/100 ($8,000.00) Dollars, payable in accordance with the Company's customary procedures, which amount shall be reviewed annually and may be modified in writing prior to the commencement of any Term Year.

     (c) The Company will pay for an executive financial program for Employee as provided by Advisory Services, Ltd.

     (d) Employee shall be entitled to participate in any 401(k) Plan of the Company generally available to other employees of the Company, except as may be limited by applicable law or regulation.

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     (e) The Company shall pay Employee's reasonable travel and business expenses (including air travel at coach rate), subject to Employee's submission of receipts therefor in accordance with the Company's normal practices and procedures.

     (f) Any amounts the Company pays for insurance coverage or fringe benefits that are supplemental or in addition to the Company's standard insurance coverage or benefits shall be compensation in addition to Base Salary (but not included within the definition of Base Salary) and shall be reflected on Employee's W-2.

     11. PAYMENT OF COMPENSATION UPON TERMINATION. In addition to any deferred compensation to which Employee might be entitled pursuant to Section 12 hereof following Employee's termination of employment, Employee shall receive the following compensation upon the termination of Employee's employment hereunder:

          (a) In the event Employee's employment hereunder is terminated for cause or if Employee voluntarily resigns, Employee shall be entitled to receive Employee's Base Salary prorated through the date of termination, payable within sixty (60) days after termination and Employee shall not be entitled to receive any Bonus, or any other amount in respect of the Term Year in which termination occurs or in respect of any subsequent years.

          (b) In the event Employee's employment hereunder is terminated by the Company without cause, Employee shall be entitled to receive Base Salary and Bonus for the Term Year in which such termination occurs prorated through the date of such termination, plus a severance payment equal to six
     (6) months of Base Salary at the rate then in effect and shall not be entitled to receive any other amount in respect of the Term Year in which termination occurs or in respect of any subsequent years. The prorated Base Salary shall be payable in a lump sum within sixty (60) days after termination, the prorated Bonus shall be payable in a lump sum within ninety (90) days after the end of the Term Year to which it relates, and the severance payment shall be payable in six (6) equal monthly installments commencing on the last day of the first month following termination.

          (c) In the event Employee's employment hereunder is terminated by Employee's death, Employee's legal representative shall be entitled to receive Base Salary and Bonus for the Term Year in which such termination occurs prorated through the date of such termination and any other payments specifically provided for herein in respect of death and shall not be entitled to receive any other amount in respect of the Term Year in which termination occurs or in respect of any subsequent years. The prorated Base Salary shall be payable in a lump sum within sixty (60) days after termination and the prorated Bonus shall be payable in a lump sum within ninety (90) days after the end of the Term Year to which it relates.

          (d) In the event Employee's employment hereunder is terminated for Disability, Employee or Employee's legal representative shall be entitled to receive (A) Base Salary and Bonus for the Term Year in which such termination occurs prorated through the date of such termination, with the prorated Base Salary payable to Employee payable in a lump sum within sixty
     (60) days after termination and the prorated Bonus payable in a lump sum within ninety (90) days after the end of the Term Year to which it relates; and (B) Base Salary at the rates in effect upon the date of such termination payable in accordance with the Company's normal payroll procedure until the disability payments provided for under any of the Company's standard group disability insurance coverage provided pursuant to
     Section 10(a) hereof are scheduled to commence (but in no event longer than ninety (90) days after the date of Employee's termination) and shall not be entitled to receive any other amount in respect of the Term Year in which termination occurs or in respect of any subsequent years.

          (e) In the event the Employment Agreement is not renewed due to the Company giving Employee notice of non-renewal pursuant to Section 2 hereof, Employee shall be entitled to receive such severance payment or any other amount with respect to the Company's non-renewal of this Agreement as if such non-renewal were termination without cause hereunder. Non-Renewal by Employee shall give rise to no right to receive any severance payment hereunder.

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          (f) If Employee's employment hereunder terminates for any reason during a Term Year, Employee will be paid within sixty (60) days of termination for all unused vacation time accrued up to the date of termination.

     12. DEFERRED COMPENSATION. (a) Annual Deferred Compensation Credit. An account ("Employee's Account") shall be maintained on the books and records of the Company for the purposes hereinafter provided. As of March 31, 1996, the amount credited to Employee's Account, whether vested or unvested (the "Credit Balance"), equals $2,534.73 (including $17.31 in accrued interest). As of the end of each Term Year beginning with the Term Year ending December 31, 1996, the Credit Balance of Employee's Account shall be increased by an amount equal to the sum of (i) the Salary Deferred Compensation Credit (as defined in the Compensation Agreement) for such Term Year, and (ii) Ten Thousand and No/100 ($10,000.00) Dollars (the "Company Deferred Compensation Credit"). In the event of the termination of Employee's employment hereunder for any reason prior to the end of any Term Year, however, no credits shall be made to Employee's Account with respect to a Company Deferred Compensation Credit for such Term Year. Employee's Account shall also be credited from and after the date hereof with an amount computed like interest on the credit balance of Employee's Account at the Prime Rate (as hereinafter defined). For these purposes, the Salary Deferred Compensation Credit and all interest so accrued on the credit balance of Employee's Account shall be deemed to be credited to Employee's Account as of the end of each month of each Term Year, and the Company Deferred Compensation Credit shall be deemed to be credited to Employee's Account as of December 31 of each Term Year, as provided in Section 12(b) hereof. As used in this Agreement, the term "Prime Rate" means the rate publicly announced from time to time by NationsBank, N.A. (South), Atlanta, Georgia, as its "prime rate."

     (b) Vesting. The provisions of this Section 12(b) shall determine the portion of Employee's Account which is vested and eligible for payment in accordance with Section 4(c) hereof.

     (i) General Vesting Rule. Subject to the other provisions of this Section 12(b), Employee shall in all events be immediately vested in the portion of Employee's Account attributable to all Salary Deferred Compensation Credits and interest credited with respect thereto (as determined pursuant to Section 4(a) hereof. Subject to the other provisions of this Section 12(b), Employee's right to the portion of Employee's Account attributable to each Company Deferred Compensation Credit and all interest credited with respect thereto (as determined pursuant to Section 12(a) hereof) will vest as follows: (A) Employee's rights shall be immediately vested as of the end of the Term Year for which such amount is credited with respect to that portion of the Company Deferred Compensation Credit equal to the product of ten (10%) percent of the Company Deferred Compensation Credit multiplied by the number of calendar years elapsed from the end of the calendar year in respect of which any funds were first credited to Employee's Account to the Term Year for which such amount is credited (except in the case of termination of Employee's employment hereunder without cause, in which case vesting of the product described in this sentence in respect to the Term Year in which termination without cause occurs will be prorated through the date of termination), and (B) thereafter, Employee's rights to the remainder of each Term Year's Company Deferred Compensation Credit shall vest based on ten (10%) percent of the Balance for each subsequent year until Employee is one hundred (100%) percent vested in such Company Deferred Compensation Credit. As a result of clause (A) and clause (B) above, all contributions shall be fully vested at the end of ten (10) Term Years.

     (ii) Termination Due to Death or Disability. In the event of termination of Employee's employment hereunder due to death or Disability, then notwithstanding anything to the contrary in Section 12(b)(i) hereof, Employee, in the event of Disability, or Employee's Beneficiary, in the event of Employee's death, shall be vested in the Credit Balance of Employee's Account.

     (iii) Termination for Gross Cause. Upon the termination of Employee's employment hereunder for Gross Cause, notwithstanding anything to the contrary in Section 12(b)(i), Employee shall be vested in the Salary Deferred Compensation Credit in Employee's Account as of the end of the month preceding such termination or resignation but shall not be vested in any portion of the Company Deferred Compensation Credit, regardless of whether or not previously vested, or any interest accrued thereon.

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     (iv) No Further Credits.  Upon Employee's termination of employment under the Employment Agreement for any reason, no further increase in the Credit Balance shall be made to Employee's Account.

     (c) Payments Following Termination of Employment. (i) Termination. In the event of termination of Employee's employment hereunder for any reason, Employee (or, in the event of Employee's death, Employee's Beneficiary) shall receive a payment equal to the portion of the Credit Balance of Employee's Account which is vested in accordance with Section 12(b) hereof within sixty (60) days after the earlier to occur of (A) Employee's death, or (B) such termination of Employee's employment.

     (ii) Forfeiture of Balance of Employee's Account. The portion of the Credit Balance of Employee's Account which is not vested in accordance with
Section 12(b) hereof following termination of Employee's employment hereunder shall be forfeited and Employee shall not be entitled to any payment with respect thereto.

     (d) Beneficiary. Employee shall have the right to designate a beneficiary ("Beneficiary") under this Agreement who shall succeed to Employee's right to receive payments with respect to this Section 12 hereof in the event of Employee's death. In the event Employee fails to designate a Beneficiary or a Beneficiary dies without Employee's designation of a successor Beneficiary, then for all purposes hereunder the Beneficiary shall be Employee's estate. No designation of Beneficiary shall be valid unless in writing signed by Employee, dated and delivered to the Company. Beneficiaries may be changed by Employee without the consent of any prior Beneficiary.

     (e) Rights Unsecured; Unfunded Plan; ERISA. (i) The Company's obligations arising under this Section 12 hereof to pay benefits to Employee or Employee's Beneficiary constitute a mere promise by the Company to make payments in the future in accordance with the terms hereof and Employee and Employee's Beneficiary have the status of a general unsecured creditor of the Company. Neither Employee nor Employee's Beneficiary shall have any rights in or against any specific assets of the Company.

     (ii) It is the intention of the Company and Employee that the Company's obligations under this Section 12 hereof be unfunded for income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (iii) The Company and Employee shall treat its obligations under this
Section 12 hereof as maintained for a select group of management or highly compensated employees exempt from Parts 2, 3 and 4 of Title I of ERISA. The Company shall comply with the reporting and disclosure requirements of Part 1 of Title I of ERISA in accordance with U.S. Department of Labor Regulation sec.2520.104-23.

     (f) Nonassignability. The rights Employee and Employee's Beneficiary to payments pursuant to this Section 12 hereof are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance attachment, or garnishment by creditors of Employee or Employee's Beneficiary.

     13. REMEDIES. (a) Employee acknowledges and agrees that, by virtue of the duties and responsibilities attendant to Employee's employment by the Company and the special knowledge of the Company's affairs, business, clients and operations that Employee has and will have as a consequence of such employment, irreparable loss and damage will be suffered by the Company if Employee should breach or violate any of the covenants and agreements contained in Sections 6, 7, 8, or 9 hereof; and Employee further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the Company. Employee, therefore, agrees and consents that, in addition to any other remedies available to it, the Company shall be entitled to specific performance by temporary as well as permanent injunction to prevent a breach or contemplated breach by Employee of any of the covenants or agreements contained in such Sections.

     (b) The existence of any claim, demand, action or cause of action that Employee may have against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants contained in Sections 6, 7, 8, or 9 hereof.

     (c) Nothing contained in this Agreement shall limit, abridge or modify the rights of the parties under applicable trade secret, trademark, copyright or patent law or under the laws of unfair competition.

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     (d) In the event a court of competent jurisdiction determines that Employee has breached any of the foregoing covenants contained in Sections 6, 7, 8, or 9 hereof, Employee shall pay all costs of enforcement of the foregoing covenants, including, but not limited to, court costs and reasonable attorney's fees.

     14. TERMINATION. (a) This Agreement may be terminated by the Company for "cause" upon delivery of notice of termination to Employee. As used herein, "cause" shall mean (i) fraud, dishonesty, gross negligence, willful misconduct, commission of a felony or act of moral turpitude (e.g. theft, embezzlement and the like), or (ii) engaging in activities prohibited by Sections 6, 7, 8, or 9 hereof, or any other material breach of this Agreement, and "Gross Cause" shall refer to any item or items listed in subclause 14(a)(i) immediately above.

     (b) This Agreement may be terminated by the Company or Employee without cause by giving the other party thirty (30) days prior written notice and such termination shall be effective on the thirtieth (30th) day following receipt of such notice or such earlier date as the parties shall mutually agree.

     (c) In the event of Employee's Disability, physical or mental, the Company shall have the right, subject to all applicable laws, including without limitation, the Americans with Disabilities Act ("ADA"), to terminate Employee's employment immediately. For purposes of this Agreement, the term "Disability" shall mean Employee's inability, in the judgment in accordance with the ADA, of both a medical doctor selected by the Company and a medical doctor selected by Employee or Employee's legal representative (or, in the event that such doctors fail to agree, then in the majority opinion of such doctors and a third medical doctor chosen by such doctors) due to illness, accident or any other physical or mental incapacity to perform the services required of Employee hereunder for an aggregate of ninety (90) days within any period of one hundred eighty (180) consecutive days during which this Agreement is in effect.

     15. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by Employee. This Agreement may be assigned by the Company.

     16. SEVERABILITY. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions or subparagraphs contained herein shall be held invalid, this Agreement shall be construed as if such invalid portion had not been inserted, and if such invalidity shall be caused by the length of any period of time, the number or location of Clients, the size of any area, or the description of the duties of Employee set forth in any part hereof, such period of time, number or location of Clients, area, or description of duties, or any combination thereof, shall be considered to be reduced to a period, number, location, area or description which would cure such invalidity.

     17. SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed under the laws of the State of Georgia. Employee hereby agrees to submit to the jurisdiction of the courts of the State of Georgia or the federal courts within the State of Georgia and hereby appoints the Secretary of State of the State of Georgia as agent for the purpose of receiving service of process in respect of any proceeding in connection herewith. Time is of the essence of this Agreement and each and every Section and subsection hereof.

     18. NOTICES. Any notice to be given under this Agreement shall be given in writing and may be effected by personal delivery or by placing such in the United States certified mail, return receipt requested and addressed as set forth below:

If to Company:    The Profit Recovery Group International I, Inc.
                  2300 Windy Ridge Parkway
                  Suite 100, North
                  Atlanta, Georgia 30339-8426
                  Attention: President

If to Employee:   At the address specified below Employee's signature.

     19. REQUIRED DEDUCTIONS OR WITHHOLDINGS. All amounts payable to Employee pursuant to the Employment Agreement or the Compensation Agreement shall have deducted or withheld therefrom by the Company such amount or amounts as may be required to be so deducted or withheld pursuant to applicable federal, state or local laws.

     20. ENTIRE AGREEMENT AND AMENDMENT. The Employment Agreement, the Compensation Agreement and the Plan constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, understandings and agreements among the parties hereto. Any such prior agreements other than the Plan shall, from and after the effective date hereof, be null and void. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     21. WAIVER. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

     22. AUTHORIZATION. The Company represents and warrants to Employee that this Agreement has been authorized and approved by all necessary corporate actions.

     23. AFFILIATES. As used herein, "Affiliates" shall mean PRGX, The Profit Recovery Group Asia, Inc., The Profit Recovery Group Australia, Inc., The Profit Recovery Group Belgium, Inc., The Profit Recovery Group Canada, Inc., The Profit Recovery Group France, Inc., The Profit Recovery Group Germany, Inc., The Profit Recovery Group Mexico, Inc., The Profit Recovery Group Netherlands, Inc., The Profit Recovery Group New Zealand, Inc., The Profit Recovery Group U.K., Inc., and all other entities, whether now or hereafter existing, fifty-one percent (51%) or more of the outstanding capital stock of which is owned by any combination of the Company and/or any of the foregoing entities and which are engaged in substantially the same business as the Business of the Company and/or which provide services or employees to the Company or any Affiliate in connection with the operations thereof.

     24. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          COMPANY:

                                          THE PROFIT RECOVERY GROUP
                                          INTERNATIONAL I, INC.

                                          By:       /s/ JOHN M. COOK
                                            ------------------------------------
                                                        John M. Cook
                                                  Chief Executive Officer

                                          EMPLOYEE:

                                                /s/  DAVID A. BROOKMIRE   (SEAL)

                                          --------------------------------------
                                          David A. Brookmire
                                          4155 Westchester Crossing
                                          Roswell, GA 30075

                             COMPENSATION AGREEMENT

         THIS COMPENSATION AGREEMENT ("Agreement") is made this 23rd day of August, 1996 effective as of January 1, 1996 (the "Effective Date"), by and between THE PROFIT RECOVERY GROUP INTERNATIONAL I, INC., a Georgia corporation (the "Company") and DAVID A. BROOKMIRE, a resident of the State of Georgia (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto are party to that certain Employment Agreement, dated August __, 1996 and effective as of the Effective Date (the "Employment Agreement") whereby the Company employs Employee as Senior Vice President-Human Resources and Employee accepts such employment in accordance with the terms thereof; and

         WHEREAS, the Employment Agreement provides that the compensation payable to Employee shall be as set forth herein (any terms capitalized but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement).

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


         1. COMPENSATION. For services rendered by Employee under the Employment Agreement during the term thereof, Employee shall be entitled to receive the following compensation (subject to following sections), provided that such compensation and Performance Goals (as defined below) may be reviewed annually and modified by the Compensation Committee of the Board of Directors of the Company (the "Committee") in writing prior to the commencement of any Term Year.

                  (a) Base Salary. One Hundred Twenty Thousand and No/100 ($120,000.00) Dollars on an annual basis ("Base Salary") shall be payable in accordance with the Company's customary payroll procedures. For purposes of this Agreement, the term "Adjusted Base Salary" shall mean and refer to the sum of Employee's Base Salary and Ten Thousand and No/100 ($10,000.00) Dollars (such Ten Thousand and No/100 ($10,000.00) Dollars, together with interest accrued thereon as hereinafter provided, is hereinafter referred to as the "Salary Deferred Compensation Credit"). Employee's Salary Deferred Compensation Credit shall not be paid to Employee but such amount shall instead be deferred and credited to Employee's Account (as defined in Section 12(a) of the Employment Agreement) as deferred compensation in accordance with Section 12(a) of the Employment Agreement. In the event of termination of Employee's employment under the Employment Agreement for any reason during any Term Year, no portion of the Salary Deferred Compensation Credit shall be credited to Employee's Account in respect of the month in which such termination occurs or any subsequent period.

       (b) Bonus. An annual bonus ("Bonus") in an amount determined as provided herein for each Term Year during the term of the Employment Agreement, payable in a lump sum within ninety (90) days following the end of each Term Year. The maximum potential Bonus shall be established from time to time by mutual consent of the parties hereto, but, assuming no decrease in Base Salary, shall not be less than Sixty-Five Thousand and No/100 ($65,000.00) Dollars per Term Year without Employee's consent, provided, however, that Employee shall be entitled to a Bonus if and only if certain objective and subjective Performance Goals (as hereinafter defined) are met by Employee and the Company. The amount of any Bonus will depend on which level of Performance Goals Employee and the Company have met. Schedule 1 attached hereto contains the Performance Goals agreed to between the Company and Employee and an illustration of how a Bonus may be achieved based on the Performance Goals.

                     (i) The "Performance Goals" shall consist of the following:

                            A)     "Company Profit Goals" - based on the
                                   achievement of operating profit thresholds of the Company and its Affiliates (before interest, taxes and amortization of intangible assets) for the applicable Term Year agreed upon by Employee and the Committee; and

                            B) "Company Accrued Revenue" - based on accrued annual revenues of the Company and its Affiliates for the applicable Term Year; and

                            C) "Individual Performance Goals" - based on factors to be agreed upon by Employee and the Committee.

                     (ii)   The levels of the Performance Goals are as follows:

                            A) "Threshold" - the minimum Performance Goal to be achieved to receive any Bonus (15% of Adjusted Base Salary for each Term Year);

                            B)     "Target" - the Performance Goal that
                                   Employee and the Committee agree is
                                   realistically attainable (35% of Adjusted
                                   Base Salary for each Term Year); and

                            C) "Stretch" - the Performance Goal that will provide the maximum Bonus (50% of Adjusted Base Salary for each Term Year).

                     (iii) Whether or not the Individual Performance Goals have been achieved shall be solely in the judgment of the Committee. The relative weight given to each Performance Goal in calculating the Bonus shall be reflected on Schedule 1 attached hereto or as otherwise mutually agreed to in writing by Employee and the Committee.

                     (iv) Compliance with the Performance Goals described in subsection (i) above and Schedule 1 attached hereto for any Term Year shall be determined without regard to the financial contribution of any merger or acquisition which may be consummated by the Company or its Affiliates subsequent to the date of this Agreement; provided, however, that if any such merger or acquisition should materially increase Employee's duties or responsibilities, Employee and the Committee shall in good faith consider an appropriate modification to the Performance Goals to equitably reflect Employee's additional duties or responsibilities; provided further, however, that the terms of this Agreement shall continue to govern and control unless and until the parties hereto execute and deliver an amendment to this Agreement.

         2. TERMINATION. This Agreement shall terminate effect upon the termination of the Employment Agreement; provided, however, that all provisions hereof relating to any actions, including payment, subsequent to termination shall survive such termination.

         3. INCORPORATION BY REFERENCE. The provisions of the Employment Agreement are hereby incorporated herein by reference.

         4. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by Employee. In the event that the Employment Agreement is assigned this Agreement shall be assigned to the assignee thereof.

         5. COUNTERPARTS. This Agreement may be executed in one or more counter parts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                      COMPANY:

                                      THE PROFIT RECOVERY GROUP
                                      INTERNATIONAL I, INC.



                                      By: /s/ John M. Cook
                                         --------------------------------------
                                         John M. Cook, Chief Executive Officer


                                      EMPLOYEE:


                                      /s/ David A. Brookmire            (SEAL)
                                      ----------------------------------------
                                      David A. Brookmire

                                   SCHEDULE 1

1996 INCENTIVE PLAN - David Brookmire


                                                                                                                         Total
                                        Corporate                Corporate                                             Incentive
                                        Accrued Revenue          Operating Profit            MBO
                                        (33.33% of Incentive)    (33.33% of Incentive)      (33.33% of Incentive)


Performance       Cumulative            Target         Payout    Target         Payout      Target         Payout      $
   Level           Percent
                                        A1                       B1                         C1
Threshold            15.0%                             $6,500                   $6,500                     $6,500          $19,500

                                        A2                       B2                         C2
Target               35.0%                            $15,166                  $15,166                    $15,168          $45,500

                                        A3                       B3                         C3
Maximum              50.0%                            $21,666                  $21,666                    $21,668          $65,000



                     Revenue          Operating Profit         MBO
                     -------          ----------------         ---
                     A1=$65.4mm       B1=15.6%                 C1=TBD
                     A2=$72.6mm       B2=17.7%                 C2=TBD
                     A3=$79.3mm       B3=19.2%                 C3=TBD

              DESCRIPTION OF 1998 COMPENSATION ARRANGEMENT BETWEEN
                     MR. DAVID A. BROOKMIRE AND REGISTRANT

     The following describes certain compensation arrangements between the Registrant and Mr. Brookmire for calendar year 1998 which supplements the Employment Agreement dated August 23, 1996 between Registrant and Mr. Brookmire and the Compensation Agreement dated August 23, 1996 between Registrant and Mr. Brookmire.

     The Company has entered into an employment agreement with Mr. Brookmire that currently expires December 31, 1998. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of nonrenewal by the Board of Directors. For 1998, the Compensation Committee of the Board of Directors (the "Compensation Committee") increased Mr. Brookmire's annual base salary to $152,000 (effective March 1,
1998). Pursuant to Mr. Brookmire's employment agreement, for 1998, he will receive a bonus of up to 50% of his base salary based in part upon the Company's performance for 1998. On January 27, 1998, the Compensation Committee granted Mr. Brookmire's options to purchase 15,000 shares of Common Stock at a purchase price of $15.75 per share, vesting over a five-year period at 20% per year. Mr. Brookmire has elected to reduce his annual base salary by $10,000 per year and to contribute such amount to a deferred contribution program for him, which amount vests immediately. In addition, the Company will make annual matching contributions in the amount of $10,000 per year to a such deferred compensation program, which amounts will vest over a ten-year period at 10% per year. Mr. Brookmire will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause, including death or disability. The Company has also agreed to provide Mr. Brookmire with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Brookmire will receive severance payments equal to six months' base salary. Mr. Brookmire has agreed not to compete with the Company or to solicit any clients or employees of the Company for a period of 18 months following termination of his employment.